Exhibit 3.47.1

CERTIFICATE OF FORMATION

OF

BROOKDALE LIVING COMMUNITIES OF WASHINGTON-PP, LLC

THIS CERTIFICATE OF FORMATION OF BROOKDALE LIVING COMMUNITIES OF WASHINGTON-PP, LLC (the “Company”), dated as of September 13, 2000, has been duly executed and is being filed by Robert J. Rudnik, as Authorized Person, in accordance with the provisions of the Limited Liability Company Act of the State of Delaware.

1.             The name of the limited liability company found hereby is Brookdale Living Communities of Washington-PP, LLC.

2.             The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3.             The name and address of the registered agent for service of process on the Company is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             The management of the Company is hereby reserved to the Board of Managers of the Company as set forth on the Company’s Operating Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Brookdale Living Communities of Washington-PP, LLC on this 13th day of September, 2000.

/s/ Robert J. Rudnik
Robert J. Rudnik
Authorized Person